For Immediate Release


                SLS International Extends Warrant Expiration Date


Springfield, MO, January 31, 2002 - SLS International, Inc. (OTCBB: SITI) announced today that its Board of Directors has extended the expiration date of the Company's Class A Warrants to August 4, 2002 from February 4, 2002. Each Class A Warrant entitles the holder to purchase one share of SLS common stock at an exercise price of $.50 per share at any time prior to the expiration date. The Class A Warrants are redeemable by the Company under certain conditions. There are approximately 3,500,000 Class A Warrants outstanding. The expiration date for the Class B warrants will remain the same, May 3, 2003.

About SLS International, Inc.:
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Based in Springfield, MO, SLS International, Inc. (OTC BB: SITI), is a
25-year-old manufacturer and the developer of new proprietary ultra-high fidelity ribbon-driver loudspeakers and sound systems for the commercial, home entertainment, professional and music markets. SLS speakers and systems are used in high profile venues such as MGM Grand, Las Vegas, N.V., The Staples Center, Los Angeles, CA, and have been on national tours by top-tier musical acts, such as The Wallflowers and The Dixie Chicks.

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Contact Info:
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SLS International, Inc.: For more information, please call (800) 776-4549 or visit our Web site at www.slsloudspeakers.com

Investor Relations: Spring and Associates, April Spring, Tel: (561) 362-4343 or via e-mail at: april@springir.com


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Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate", "believe", "estimate", "may", "intend", "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.